Exhibit 99.1

Contacts:

Timothy R. Oakes, Chief Financial Officer

Russell Smith, Senior Vice President / Investor Relations

(781) 246-3343

ir@edgewater.com

Edgewater Fullscope Process Industries 2 Solution

Acquired by Microsoft

Wakefield, MA, July 5, 2012 – Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com), a strategic consulting firm that brings a blend of business advisory and product-based consulting services to its clients, today announced that Edgewater Fullscope, a wholly-owned subsidiary, has entered into an asset purchase agreement with Microsoft Corporation.

Under the terms of the Agreement, Microsoft has purchased Edgewater Fullscope’s Process Industries 2 (PI2) software and intellectual property for an aggregate of $3.25 million. As part of the agreement, Microsoft will engage Edgewater Fullscope in additional development and training services during the integration of the module into Microsoft’s ERP solution for enterprises, Microsoft Dynamics AX. “Including these capabilities will enable our partners worldwide to deliver standardized industry solutions faster, while giving our customers a packaged solution to meet specific needs of the process manufacturing industry,” said Hal Howard, corporate vice president Microsoft Dynamics Research and Development.

“We are pleased that Microsoft valued our PI2 solution, which was designed and created for chemical, life science and food manufacturers,” said Russell Smith, senior vice president of Edgewater Fullscope. “Our product helps Microsoft Dynamics AX customers address issues such as active ingredient management, lot inheritance and product sequencing. We continue to leverage our industry expertise to develop technology solutions that provide additional value to Microsoft Dynamics AX customers. Our long standing relationship with Microsoft and our deep manufacturing experience has enabled us to consistently develop solutions that support their commitment to develop solutions for the manufacturing industry.”

Edgewater Fullscope has a multi-fold strategy in the Microsoft Dynamics ecosystem. The company provides Microsoft Dynamics AX and CRM implementation and training services, specializes in the process and discrete manufacturing space, and creates private label intellectual property that augments the Microsoft Dynamics AX product for process manufacturers.

About Edgewater

Edgewater is a strategic consulting firm that brings a blend of advisory and product-based consulting services to its client base. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. We work with clients to reduce costs, improve process and increase revenue through the judicious use of technology.

Edgewater provides services under brand names such as Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, visit www.edgewater.com or call 800-410-4014.

About Edgewater Fullscope

Edgewater Fullscope, a wholly-owned subsidiary of Edgewater Technology, Inc., is an award-winning Microsoft partner and one of the largest resellers of Microsoft Dynamics AX enterprise resource planning (ERP) software and services in the United States and Canada. Its customers include discrete, mixed mode and process manufacturers. As part of Edgewater, Fullscope also leverages the complete line of Microsoft products to provide implementation services for Microsoft Dynamics CRM, Business Intelligence and SharePoint. For more information, visit www.fullscope.com.

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